UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.      22     )*


Imperial Oil Limited
--------------------------------------------------------
(Name of Issuer)

Common Shares
--------------------------------------------------------
(Title of Class of Securities)


453 038 200
--------------------------------------------------------
(CUSIP Number)


December 31, 2017
--------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   Rule 13d-1(b)
   Rule 13d-1(c)
X  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




CUSIP No.  453 038 200



1.  Names of Reporting Persons.    Exxon Mobil Corporation


2.  Check the Appropriate Box if a Member of a Group
(a) N/A
(b) N/A


3.  SEC Use Only


4.  Citizenship or Place of Organization    New Jersey


Number of Shares Beneficially Owned by Each Reporting Person With:


5.  Sole Voting Power    578,544,049



6.  Shared Voting Power    0



7.  Sole Dispositive Power    578,544,049



8.  Shared Dispositive Power    0


9.  Aggregate Amount Beneficially Owned by Each Reporting Person

    578,544,049


10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

      N/A


11.  Percent of Class Represented by Amount in Row (9)    69.6%


12.  Type of Reporting Person    CO






ITEM 1.
       (a) Name of Issuer:    Imperial Oil Limited

       (b) Address of Issuer's Principal Executive Offices:

           505 Quarry Park Boulevard SE
           Calgary AB T2C 5N1
           Canada

ITEM 2.
       (a) Name of Person Filing:    Exxon Mobil Corporation

       (b) Address of Principal Business Office, or if None, Residence:

           5959 Las Colinas Boulevard
           Irving, TX  75039-2298

       (c) Citizenship:    New Jersey

       (d) Title of Class of Securities:    Common Shares

       (e) CUSIP Number:    453 038 200

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b)
OR 240.13d-2(b) OR (c),

CHECK WHETHER THE PERSON FILING IS A:

       N/A




ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:    578,544,049

(b) Percent of class:    69.6%

(c) Number of shares as to which such person has:

       	(i)  Sole power to vote or to direct the vote

             578,544,049

       	(ii) Shared power to vote or to direct the vote

             0

       	(iii) Sole power to dispose or to direct the disposition of

              578,544,049

       	(iv) Shared power to dispose or to direct the disposition of

             0


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

N/A

ITEM 10. CERTIFICATIONS.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


02/06/2018
--------------------------------------------------------
(Date)


R. N. Schleckser
--------------------------------------------------------
(Signature)


Robert N. Schleckser, Vice President & Treasurer
--------------------------------------------------------
(Name/Title)



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.
If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.